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                                                                     EXHIBIT 3.1



                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                COHO ENERGY, INC.



                                    ARTICLE I

         The name of the Corporation is Coho Energy, Inc.

                                   ARTICLE II

         The period of the Corporation's duration is perpetual.

                                   ARTICLE III

         The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act.

                                   ARTICLE IV

         The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 60,000,000 shares, divided into the following: (i) 10,000,000 shares of Preferred Stock, of the par value of $.01 per share (hereinafter called "Preferred Stock"), and (ii) 50,000,000 shares of common stock, of the par value of $.01 per share (hereinafter called "Common Stock").


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         A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as follows:

A. PREFERRED STOCK

         1. Authority of Board of Directors. The Preferred Stock may be divided into and issued in one or more series. The board of directors is hereby vested with authority from time to time to establish and designate such series and, within the limitations prescribed by law or set forth herein, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, but all shares of Preferred Stocks shall be identical except as to the following preferences, limitations and relative rights as to which there may be variations between different series: (a) the rate and form of dividend; (b) the price at and the terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in event of involuntary liquidation; (d) the amount payable upon shares in event of liquidation; (e) sinking fund provisions for the redemption or purchase or shares; (f) the terms and conditions in which shares may be exchanged, if the shares of any series are issued with an exchangeable privilege; (g) the terms and conditions on which shares may be converted if the shares of any series are issued with a conversion privilege; and (h) voting rights. The board of directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

         2. Restriction on Non-Voting Securities. Notwithstanding the provisions of paragraph A.1 above relating to the authority of the board of directors of the Corporation to fix the preferences, limitations and relative rights of the shares of Preferred Stock, and to establish and fix variations in the relative rights as between series of Preferred Stock, the board of directors of the Corporation (a) may not authorize the issuance of any class or series of Preferred Stock without voting rights and (b) shall provide with respect to each class or series of Preferred Stock for an appropriate distribution of the voting power of the Corporation, including, in the case of any class or series of Preferred Stock having a preference over the Common Stock or any other class or series of Preferred Stock with respect to dividends, adequate provision for the election of directors representing such class or series of Preferred Stock in the event of default in the payment of such dividends.

B. COMMON STOCK

         1. Dividends. Subject to all the rights of the Preferred Stock or any series thereof, and on the conditions set forth in any resolution of the board of directors providing for the issuance of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

         2. Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share held.


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C. PROVISIONS APPLICABLE TO ALL CLASSES

         1. Preemptive Rights. No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now or hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a share dividend or otherwise. Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

         2. Cumulative Voting. No shareholder shall be entitled to cumulate his votes in the election of directors of the Corporation, but each share shall be entitled to one vote in the election of each director.

                                    ARTICLE V

         If, with respect to any matter for which the affirmative vote or concurrence of the shareholders of the Corporation is required, any provision of the Texas Business Corporation Act would require the affirmative vote or concurrence of a greater amount of shares or holders of shares than required by the Articles of Incorporation of the Corporation, then such greater amount provided in the Texas Business Corporation Act shall be required with respect to any such matter.

                                   ARTICLE VI

         A quorum shall be present at a meeting of shareholders of the Corporation if the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy.

                                   ARTICLE VII

         Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation any may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called by the President, the board of directors, or such other person or persons as may be authorized in the bylaws or by the holders of at least fifty percent of all the shares entitled to vote at the proposed meeting.

                                  ARTICLE VIII

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.


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                                   ARTICLE IX

         A. No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article IX shall not authorize the elimination or limitation of liability of a director of the Corporation to the extent the director is found liable for: (i) a breach of such director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided;

         B. If the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the Corporation provided by the foregoing provisions of this Article IX.

         C. Any repeal of or amendment to this Article IX shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

                                    ARTICLE X

         The post office address of the Corporation's registered office is 811 Dallas Street, Houston, Texas 77002, and the name of its initial registered agent is CT Corporation System.

                                   ARTICLE XI

         The number of directors constituting the current board of directors is six, and the names and addresses of the persons currently serving as directors of the Corporation are:


                   Name:                               Address:
                   ----                                --------
         Jeffrey Clarke                      3829 Bryn Mawr
         -------------------------           Dallas, Texas 75225
                                             ---------------------------------

         Louis F. Crane                      Orleans Capital Management
         -------------------------           200 Corondelet Street, Suite 1800
                                             New Orleans, Louisiana 70130
                                             ---------------------------------

         Alan Edgar                          3454 Potomac
         -------------------------           Dallas, Texas 75205-2282
                                             ---------------------------------

         Kenneth H. Lambert                  755, 255-5th Avenue, SW
         -------------------------           Calgary, Alberta Canada T2P 366
                                             ---------------------------------

         Douglas R. Martin                   4707 Charles Avenue, SW
         -------------------------           Calgary, Alberta Canada T2F 1N
                                             ---------------------------------

         Jake Taylor                         1100 Louisiana Street, Suite 5400
         -------------------------           Houston, Texas 77002
                                             ---------------------------------




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         EIGHTH: This instrument accurately copies the Articles of
Incorporation of the Corporation and all amendments thereto that are in effect to date and as further amended by these amended and restated Articles of Incorporation, and this instrument contains no other change in any other provision thereof.

         IN WITNESS WHEREOF, the Corporation, as authorized and directed by order of the Bankruptcy Court confirming the Plan, has caused these Amended and Restated Articles of Incorporation of the Corporation to be signed by its designated officer, on March 30, 2000.

                                 COHO ENERGY, INC.


                                 By:
                                    --------------------------------------------
                                          Anne Marie O'Gorman
                                          Senior Vice President



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